Exhibit 10.1

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement, dated as of August 8, 2007 (this “Second Amendment”), is by and between Hedwigs Las Vegas Top Tier, LLC, a Delaware limited liability company, (“Purchaser”) and 155 East Tropicana, LLC, a Nevada limited liability company, (“Seller”).

RECITALS

A.            Purchaser and Seller entered into that certain Asset Purchase Agreement dated April 30, 2007 (the “Agreement”).

B.            Purchaser and Seller entered into that certain First Amendment to Asset Purchase Agreement dated May 7, 2007 (the “First Amendment”).

C.            As consideration for the First Amendment, Purchaser paid the sum of One Million dollars ($1,000,000) to Seller (the “Initial Payment”), which sum was a non-refundable earnest money deposit that was fully earned on the date of payment.

D.            Purchaser and Seller desire to further amend the Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1.             Defined Terms.  Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have the meaning given such terms in the Agreement.  Unless the context otherwise indicates, all references herein to the Agreement shall include this Second Amendment.

2.             Consideration.  As consideration for this Second Amendment, Purchaser has or shall pay (1) the sum of Five Hundred Thousand dollars ($500,000) (the “Second Payment”) to Seller in good funds by 12:00 noon, PST, on August 14, 2007, and (2) the sum of One Million Five Hundred Thousand dollars ($1,500,000) (the “Third Payment” and collectively with the Initial Payment and the Second Payment, the “Non-Refundable Deposits”) to Seller in good funds by 5:00 p.m., PST, on November 15, 2007.  The parties agree that the Second Payment and the Third Payment are non-refundable earnest money deposits that are fully earned on the date of payment.  If the Closing occurs, the Non-Refundable Deposits shall be applied to the Cash Purchase Price as set forth in amended Section 1.6 of the Agreement below.

3.             Purchase Price.  Section 1.5 of the Agreement is deleted and replaced with the following:

The consideration of the sale and transfer of the Purchased Assets to Purchaser shall consist of the Cash Purchase Price and the assumption by Purchaser of the Assumed Liabilities.  The Cash Purchase Price shall be (i) Ninety-Five Million dollars ($95,000,000) plus (ii) the cash amount of the Accrued Royalty, plus (iii) any obligations under any notes executed by Seller under the Lease Agreement (including accrued interest and penalties) and shall be subject to adjustment as provided in Section 1.8.

4.               Purchase Price Payable at Closing.  Section 1.6 of the Agreement is deleted and replaced with the following:

At the Closing, and subject to the terms and conditions of this Agreement, Purchaser shall pay to Seller at the Closing in cash by wire transfer of immediately available funds to one or more accounts designated by each Seller in writing at least two (2) Business Days before the Closing Date, an amount equal to the sum of (i) Eighty-Five million dollars ($85,000,000), plus (ii) the cash amount of the Accrued Royalty, minus (iii) the sum of the Non-Refundable Deposits.

5.               Closing.  Section 1.10 of the Agreement is deleted and replaced with the following:

Seller shall as promptly as possible notify Purchaser, and Purchaser shall as promptly as possible notify Seller, when the conditions set forth in ARTICLE V to such party’s obligations to complete the Transactions have been satisfied or waived.  Subject to Section 7.1(a)(iv), the closing of the Transactions (the “Closing”) shall take place at the offices of Kummer Kaempfer Bonner Renshaw & Ferrario on the second Business Day following the satisfaction or waiver of the conditions set forth in Article V, or at such other time, date and place as Seller and Purchaser may agree in writing.  If the Closing occurs, it shall be deemed to have occurred at the Cutoff Time.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

6.               Exclusivity.  Section 4.13 of the Agreement is deleted and replaced with the following:

Prior to the receipt of the Third Payment, Seller may directly or indirectly through any representative, employee or agent, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the Interests or the assets of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or authorize any person to do any of the foregoing.  Notwithstanding the foregoing, unless and until this Agreement is terminated in accordance with the provisions of ARTICLE VII, Seller shall not (i) provide non-public information of the Seller, with the exception of updated financial statements, to any such Person or (ii) enter into any agreement, binding or not, relating to the acquisition of all or substantially all of the Interests or the assets of Seller (including any acquisition structured as a merger, consolidation, or share exchange) with any such Person.

Following receipt of the Third Payment, and until this Agreement is terminated in accordance with the provisions of ARTICLE VII, Seller shall not, directly or indirectly through any representative, employee or agent, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the Interests or the assets of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or authorize any person to do any of the foregoing.

7.              Additional Deposits if Closing is Deferred.  Section 4.15 of the Agreement is deleted and replaced with the following:

If the Closing has not occurred on or before December 31, 2007 because the required Licenses and Permits have not been obtained and this Agreement has not been terminated as provided in ARTICLE VII, Purchaser may, but shall not be required to, extend this Agreement by paying to Seller the sum of Five Hundred Thousand dollars ($500,000), which shall be non-refundable and fully earned on the date of payment and shall not be credited toward the Cash Purchase Price, on the first day of each subsequent month this Agreement is extended until the Closing has occurred or this Agreement has been terminated.

8.               Restructuring of Agreement.  Section 4.21 of the Agreement is deleted and replaced with the following:

Purchaser shall reasonably determine, within 60 days of the date of the Second Amendment, whether (i) consummating the Closing would cause an event of default under the Indenture, and (ii) such default would not exist if this Agreement were restructured as a sale of Seller’s membership interest to Purchaser under terms substantially similar to this Agreement (the “Membership Interest Purchase Agreement”).  If Purchaser

makes the determination required by this Section 4.21 in the affirmative, Seller and Purchaser shall, within 30 days of such a determination (the “Negotiation Period”), negotiate in good faith a Membership Interest Purchase Agreement.  On the date that the Membership Interest Purchase Agreement becomes effective according to the terms therein, if ever, this Agreement shall become null and void and of no further force or effect and the parties shall thereafter abide by all of the terms and conditions contained in the Membership Interest Purchase Agreement.

9.               Termination.  Section 7.1(a) of the Agreement is deleted and replaced with the following:

(a)       This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(i)        by mutual written Consent of the Purchaser and the Seller;

(ii)       by Purchaser at any time;

(iii)      by Seller if the Closing does not occur on or before December 31, 2007 and Seller is not then in material breach of any of its representations, warranties or covenants in this Agreement; provided, however, that the date on which Seller may terminate under this Section 7.1(a)(iii) shall be extended for one month for each month in respect of which Purchaser continues to make the payments described in Section 4.15, and further provided, however, that, if, at any time prior to termination of this Agreement, Seller shall be unable to perform its obligations under the Lease Agreement, the date on which Seller may terminate under this Section 7.1(a)(iii) shall be automatically extended without any such payment until the date on which the Lease Term would otherwise have expired.

(iv)      by Seller or Purchaser if the Closing does not occur on or before June 30, 2008; provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(v)       by Seller or Purchaser if any court of competent jurisdiction or other Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall have become final and nonappealable; or

(vi)  by Seller if the Second Payment or Third Payment provided for in this Second Amendment is not made within the time periods provided in this Second Amendment.

10.             Effect of Termination.  Section 7.2 of the Agreement is deleted and replaced with the following:

In the event this Agreement is terminated pursuant to this Article VII, the Transactions shall be abandoned, without further action by either of the parties hereto, and this Agreement shall become void and have no further force and effect, except that (a) the obligations of Purchaser set forth in the Confidentiality Agreement shall remain in effect, (b) neither party shall be relieved from any liabilities or damages arising out of a material breach of any provision of this Agreement and (c) the respective obligations of the parties set forth in Sections 4.6, 7.2, 8.1, 8.2, and Article IX shall remain in effect.

11.             Definitions.  The following definitions are deleted from Section 8.1 of the Agreement:

“Escrow Agent” shall have the meaning ascribed to it in Section 4.21.

“Escrow Agreement” shall have the meaning ascribed to it in Section 4.21.

12.             Inconsistencies; No Other Changes; No Default.  In the event of any inconsistency between the terms and provisions of this Second Amendment and the terms and provisions of the Agreement, the terms and provisions hereof shall control.  Purchaser and Seller agree that there are no other changes to the Agreement, and the Agreement, as amended hereby, remains in full force and effect.  Purchaser and Seller hereby acknowledge and agree that, to their respective knowledge, the other party is not in default under the Agreement.

13.             Effectiveness.  This Second Amendment shall be effective upon mutual execution and delivery.

14.             Counterparts.  This Second Amendment may be executed in counterparts, each of which shall be fully effective as an original, and all of which together shall constitute one and the same instrument.

15.             Exhibits.  Exhibit 5 of the Agreement is deleted in its entirety therefrom.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

HEDWIGS LAS VEGAS TOP TIER, LLC,
a Delaware limited liability company

By:	Hedwigs Las Vegas GP, LLC,
a Delaware limited liability company
Its Managing Member

	By:	NTH Advisory Group, LLC
a California limited liability
company
Its managing member

		By:	/s/ Richard Bosworth
		Name:	Richard Bosworth
		Title:	Managing Member

155 EAST TROPICANA, LLC
a Nevada limited liability company

By:	/s/ Michael Hessling
Name: Michael Hessling
Title: President